Exhibit 21.1

List of Subsidiaries

Pineapple Financial, Inc.

Subsidiary Name	Jurisdiction of Organization	Percentage Owned

Pineapple Insurance Inc.	Ontario, Canada	100%
Pineapple National Inc.	Ontario, Canada	100%